Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

General

The following summary describes our capital stock and the material provisions of our certificate of incorporation and our bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws, copies of which are on file with the SEC. Copies of these governing documents are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. Whenever we refer to particular sections or defined terms of the charter or the bylaws, such sections or defined terms are incorporated herein by reference and the statement in connection with such reference is made is qualified in its entirety by such reference. References to “the Company,” “we,” “us” or “our” mean BlockchAIn Digital Infrastructure, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

Common Shares

BlockchAIn is authorized to issue 1,000,000,000 shares of common stock, $0.0001 par value per share.

Our stockholders are entitled to one vote for each share.

Preferred Stock

There are no shares of preferred stock outstanding. The BlockchAIn Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the BlockchAIn Board. Accordingly, the BlockchAIn Board will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

At the Signing Day Sports Merger Effective Time, by virtue of the Signing Day Sports Merger, each warrant issued by Signing Day Sports to purchase shares of Signing Day Sports common stock that was outstanding and unexercised immediately prior to the Signing Day Sports Merger Effective Time were assumed by BlockchAIn and automatically converted into a warrant to purchase BlockchAIn common shares (each an “Assumed Warrant”). The number of BlockchAIn common shares subject to each Assumed Warrant shall be equal to the number of shares of Signing Day Sports common stock subject to the corresponding warrant of Signing Day Sports immediately prior to the Signing Day Sports Merger Effective Time multiplied by the Exchange Ratio, and the exercise price of each Assumed Warrant shall be equal to the exercise price per share of the corresponding warrant of Signing Day Sports divided by the Exchange Ratio. Each Assumed Warrant will continue to be subject to the terms and conditions set forth in the applicable warrant agreement (except that any references therein to Signing Day Sports or Signing Day Sports common stock will instead mean BlockchAIn or BlockchAIn common shares, respectively). BlockchAIn shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Warrant remains outstanding, a sufficient number of BlockchAIn common shares for delivery upon the exercise of such Assumed Warrants.

Options

At the Signing Day Sports Merger Effective Time, by virtue of the Signing Day Sports Merger, each option to purchase shares of Signing Day Sports common stock that was outstanding immediately prior to the Signing Day Sports Merger Effective Time, whether vested or unvested, were assumed by BlockchAIn and automatically converted into an option to purchase BlockchAIn common shares (each, an “Assumed Option”). The number of BlockchAIn common shares subject to each Assumed Option shall be equal to the number of shares of Signing Day Sports common stock subject to the corresponding option of Signing Day Sports immediately prior to the Signing Day Sports Merger Effective Time multiplied by the Exchange Ratio, and the exercise price of each Assumed Option shall be equal to the exercise price per share of the corresponding option of Signing Day Sports divided by the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the applicable equity incentive plan and award agreement (except that any references therein to Signing Day Sports or Signing Day Sports common stock will instead mean BlockchAIn or BlockchAIn common shares, respectively). To the extent not already vested, each Assumed Option shall become fully vested and exercisable as of the Signing Day Sports Merger Effective Time. BlockchAIn shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of BlockchAIn common shares for delivery upon the exercise of such Assumed Options.

Dividends

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends will be within the discretion of the BlockchAIn Board. It is the present intention of the BlockchAIn Board to retain all earnings, if any, for use in our business operations and, accordingly, the BlockchAIn Board does not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law, the BlockchAIn Amended and Restated Certificate of Incorporation, and the BlockchAIn Amended and Restated Bylaws

The BlockchAIn Amended and Restated Certificate of Incorporation is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. The BlockchAIn Amended and Restated Certificate of Incorporation does not opt out of these provisions, which may, as a result, discourage or prevent mergers or other takeover or change of control attempts of the Combined Company.

In addition, the BlockchAIn Amended and Restated Certificate of Incorporation and the BlockchAIn Amended and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing the BlockchAIn Board and management. The BlockchAIn Amended and Restated Certificate of Incorporation provides that a majority of the BlockchAIn Board will have the sole authority to establish the number of directors and fill any vacancies and newly created directorships, subject to the rights of any holders of Combined Company preferred stock to elect directors. These provisions may prevent a stockholder from increasing the size of the BlockchAIn Board and gaining control of the BlockchAIn Board by filling the resulting vacancies with its own nominees. In addition, the BlockchAIn Amended and Restated Certificate of Incorporation provides that in addition to any other vote required by law, no member of the Combined Company’s Board may be removed from office by our stockholders without the approval of not less than the majority of the total voting power of all of our outstanding shares of capital stock then entitled to vote in the election of directors, and only for “cause”. Furthermore, the BlockchAIn Board is a “classified” board with staggered three-year terms, which may also delay or prevent a change in management or control. The BlockchAIn Amended and Restated Certificate of Incorporation provides that stockholders may not take action by written consent. The BlockchAIn Amended and Restated Bylaws do not provide its stockholders with the power to call a special meeting of stockholders and may contain certain advance notice provisions for the submission and presentation of stockholder meeting proposals or director nominations at a stockholder meeting, which may limit the ability of stockholders to influence the composition and business decisions of our management.

The BlockchAIn Amended and Restated Bylaws also provide that we may agree with any stockholders to restrict the sale or other disposal of our stock owned by such stockholders.

Additionally, the BlockchAIn Amended and Restated Certificate of Incorporation authorizes the BlockchAIn Board to issue up to 100,000,000 shares of “blank-check” preferred stock in one or more series as solely determined by the BlockchAIn Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the BlockchAIn Board without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Combined Company preferred stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of Combined Company preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the BlockchAIn Board to issue Combined Company preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the value of its securities.

Furthermore, the holders of the Combined Company common stock do not have cumulative voting rights in the election of its directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Signing Day Sports common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the BlockchAIn Board or for a third party to obtain control of the company by replacing the BlockchAIn Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The BlockchAIn Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 150th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the annual report for the preceding year’s annual meeting. In the event that no annual meeting of stockholders was held in the preceding year, or the date of the annual meeting is more than 30 days before or more than 60 days after such first anniversary date, then to be timely, notice must be so delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business, on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by BlockchAIn. For director nominations at a special meeting of stockholders, a stockholder’s notice must be received no earlier than the 120th day prior to the day of the special meeting and no later than the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by BlockchAIn. The BlockchAIn Amended and Restated Bylaws will also specify certain requirements as to the form and content of the prescribed notice and other documents that must be submitted in connection with stockholder proposals or nominations. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common shares and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The BlockchAIn Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of BlockchAIn; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of BlockchAIn’s current or former directors, officers, or other employees to BlockchAIn or its stockholders; (iii) any action or proceeding asserting a claim against BlockchAIn or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the BlockchAIn Amended and Restated Certificate of Incorporation, the BlockchAIn Amended and Restated Bylaws, or the DGCL; and (iv) any action or proceeding asserting a claim against BlockchAIn or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

This provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless BlockchAIn consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision.

Limitation on Liability and Indemnification of Directors and Officers

The BlockchAIn Amended and Restated Certificate of Incorporation provides that BlockchAIn shall indemnify, to the full extent permitted by applicable law as it presently exists or may thereafter be amended, any person who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of BlockchAIn or, while a director or officer of BlockchAIn, is or was serving at the request of BlockchAIn as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person. To the extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by a covered person in defending or otherwise participating in any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by BlockchAIn.

The BlockchAIn Amended and Restated Certificate of Incorporation provides that, to the full extent permitted by the DGCL, no director will be personally liable to BlockchAIn or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to BlockchAIn or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

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